EXHIBIT 99.1

Contacts:
Investors:	Media:
Risa Fisher	Jennifer Newman
rfisher@emdeon.com	jnewman@emdeon.com
201-414-2002	212-624-3912
EMDEON ANNOUNCES PRELIMINARY FIRST QUARTER RESULTS
ELMWOOD PARK, NJ (May 3, 2007) — Emdeon Corporation (NASDAQ: HLTH) today announced preliminary financial results for the three months ended March 31, 2007.
Kevin Cameron, Chief Executive Officer of Emdeon, said: “I am very pleased with our results for the first quarter. Each of our business segments delivered strong results. WebMD, in particular, clearly demonstrated its continuing market leadership with growth in revenue and Adjusted EBITDA of 46% and 93%, respectively.”
Consolidated Financial Highlights
Revenue for the first quarter was $122.0 million. Earnings before interest, taxes, non-cash and other items (“Adjusted EBITDA”) for the first quarter was $17.2 million or $0.09 per share. Preliminary income from continuing operations for the first quarter was $6.1 million or $0.03 per share and preliminary net income was $6.0 million or $0.03 per share.
On November 16, 2006, Emdeon completed the sale of a 52% interest in its Emdeon Business Services segment (excluding the ViPS business) to an affiliate of General Atlantic LLC. The Company’s 48% portion of EBS’ income is reflected in the line item “Equity in earnings of EBS Master LLC” for the March 2007 quarter. For the prior year period, the results of Emdeon Business Services are included in the Company’s consolidated revenues and earnings. As a result, our consolidated results will not be comparable to the respective prior year periods until after the anniversary of the transaction is reached.
Emdeon has recently identified errors in non-cash income tax expense and related deferred tax liabilities which resulted in an understatement of non-cash income tax expense of a net amount estimated to be $4.0 million for prior periods. Emdeon has netted the deferred tax liability resulting from amortization of goodwill against deferred tax assets relating to Emdeon’s net operating loss carryforwards (NOL’s). Because the deferred tax liabilities have an indefinite life, they should not have been netted against deferred tax assets with a definite life. Emdeon is in the process of determining whether the correction of this error will be reflected in the results for the March 2007 quarter or will be reflected by amending its financial statements for prior periods. The preliminary results for the current and prior period as well as the financial guidance included with this release do not reflect the impact of the correction. The correction will not have any impact on revenue, Adjusted EBITDA or operating cash flows.
As of March 31, 2007, Emdeon had approximately $701 million in cash and short-term investments on a consolidated basis, including $212 million in cash and short-term investments held by WebMD Health Corp., its 84.3% owned subsidiary.
Segment Operating Results
WebMD segment revenue was $73.0 million for the first quarter compared to $50.1 million in the prior year period, an increase of 45.8%, driven by continued growth in online services. Segment Adjusted EBITDA was

$12.6 million compared to $6.5 million in the prior year period, an increase of 93.2% over the prior year, primarily as a result of the increase in revenues.
ViPS segment revenue was $26.7 million for the first quarter compared to $23.8 million in the prior year period, an increase of 11.8%. The increase was attributable to an increase in consulting services and license revenue. Segment Adjusted EBITDA was $4.8 million compared to $5.2 million in the prior year period, a decrease of 6.2%. Operating margins decreased slightly to 18.2% primarily as a result of revenue mix.
Porex segment revenue was $22.7 million for the first quarter compared to $20.6 million in the prior year period, an increase of 10.3%. The increase was primarily attributable to strength in sales of consumer products and favorable foreign currency exchange rates. Segment Adjusted EBITDA was $6.5 million compared to $5.6 million in the prior year period, an increase of 16.6%. Operating margins increased to 28.5% compared to 27.0% a year ago primarily as a result of the increase in revenues.
Investment in Emdeon Business Services
Revenue for Emdeon Business Services (which is not a segment and is not included in the Company’s consolidated revenue) was a record $198 million for the first quarter. Emdeon Business Services continues to generate strong year over year growth and we are pleased with its performance.
Financial Guidance
Emdeon reiterated its previously announced financial guidance for the remainder of 2007. A schedule outlining Emdeon’s financial guidance for 2007 is attached to this press release.
Analyst and Investor Conference Call
As previously announced, Emdeon will host a conference call at 4:45 pm (ET) on May 3, 2007 to discuss its first quarter results. Investors can access the call via webcast at www.emdeon.com (in the About Emdeon section). A replay of the call will be available at the same web address.
About Emdeon
Emdeon Corporation’s (Nasdaq: HLTH) businesses are comprised of WebMD Health Corp, (Nasdaq: WBMD), ViPS and Porex. WebMD provides health information services for consumers, physicians, healthcare professionals, employers and health plans through its public and private online portals and health-focused publications. ViPS provides healthcare data management, analytics, decision-support and process automation solutions and related information technology services to governmental, Blue Cross Blue Shield and commercial healthcare payers. ViPS’ solutions and services help its clients improve patient outcomes, increase customer satisfaction and reduce costs. Porex is a developer, manufacturer and distributor of proprietary porous plastic products and components used in healthcare, industrial and consumer applications. In addition, Emdeon owns a 48% minority interest in EBS Master LLC, which provides solutions that automate key business and administrative functions for healthcare payers and providers.
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All statements contained in this press release, other than statements of historical fact, are forward-looking statements, including those regarding: guidance on our future financial results and other projections or measures of our future performance; our expectations concerning market opportunities and our ability to capitalize on them; and the amount and timing of the benefits expected from acquisitions, from new products or services and from other potential sources of additional revenue. These statements speak only as of the date of this press release and are based on our current plans and expectations, and they involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. These risks and uncertainties include those relating to: market acceptance of our products and services; difficulties in integrating acquired businesses; relationships with customers and strategic partners; changes in economic, political or regulatory conditions or other trends affecting the healthcare, Internet, information technology and plastics industries; and our ability to attract and retain qualified personnel. Further information about these matters can be found in our Securities and Exchange Commission filings. Except as required by applicable law or regulation, we do not undertake any obligation to update our forward-looking statements to reflect future events or circumstances.

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This press release, and the accompanying tables, include both financial measures in accordance with accounting principles generally accepted in the United States of America, or GAAP, as well as certain non-GAAP financial measures. The tables attached to this press release include reconciliations of these non-GAAP financial measures to GAAP financial measures. In addition, an “Explanation of Non-GAAP Financial Measures” is attached to this press release as Annex A.
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WebMD®, WebMD Health®, POREX® and ViPSSM are trademarks of Emdeon Corporation or its subsidiaries.
Emdeontm and Emdeon Business Servicestm are trademarks of Emdeon Business Services, LLC or its subsidiaries.